Exhibit 3.6

Business Number C30222 - 1998 Filed in the Office of Secretary of State State Of Nevada Filing Number 20243904816 Filed On 3/8/2024 2:14:00 PM Number of Pages 3

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DocuSign Envelope ID : 1052F269 - 1F 78 - 490C - 9 175 - 0 322 44BA4744 FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City , Nevada 89701 - 4201 (775) 684 - 5708 Website : www.nvsos.gov 4 T 5 C c 6 ( Profit Corporation: Certificate of Amendment ( PURSUANT TO NRs 78.380 & 78.385 / 78 .39 0 ) Certificate to Accompany Restated Articles or Amended and Restated Articles ( PURSUANT TO NRs 78.4 03) Officer's Statement ( PuRsuANT TO NRs 80.030) Date: 03/06/2024 Time : 3 pm EST - l _J (must not be late r than 90 days after the certificate is filed) . Effective Date and ime: (Optional) Changes to takes the following effect: IRI The entity name has been amended. D The registered agent has been changed . (attach Certificate of Acceptance from new registered agent) D The purpose of the entity has been amended . IR] The authorized shares have been amended . D The directors , managers or general partners have been amended. D IRS tax language has been added. D Articles have been added . D Articles have been deleted. Ƒ Other. The articles have been amended as follows : (provide article numbers , if available) Article 1.: The name of the corporation is Findit, Inc. See attached. (attach additional page(s) if necessary) . Information Being hanged: (Domestic orporations only) C T ..... - .. . x .! Signature of Officer or Authorized Signer Title X [ Signature of Officer or Authorized Signer Title * If any proposed amendment would alter or c hange any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote , in addition to the affirmative vote otherwise required , of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof . . Signature: Required) Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees. Page 2 of 2 Revised : 9/1/2023

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DocuSign Envelope ID : 1052F269 - 1 F78 - 490C - 9175 - 032244BA4744 ATTACHMENT TO AMENDMENT TO ARTICLES OF INCORPORATION FINDIT, INC. Pursuant to the Nevada Revi se d Statutes The articles have been amended as follows: Article 1. The name of the Corporation is BioRegenx , Inc. Article 2. The stock of this corporation shall be divided into two classes , consisting of One Billion Five Hundred Million (1,500,000 , 000) shares of Common Stock and Fifty Million (50 , 000 , 000) shares of Preferred Stock. Each shares of Common Stock shall have a par value of $.001 and each share of Preferred Stock shall have a par value of.$.001. •

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